MEMORANDUM OF UNDERSTANDING


         This Agreement, dated as of November 1, 1996, between Videolabs, Inc. (the "Company") and Ward Johnson, residing at 4507 Mooreland Avenue South, Edina, Minnesota ("Johnson").

         WHEREAS, Johnson has served as the President and CEO of the Company;
and

         WHEREAS, Johnson and the Company desire to terminate Johnson's employment as an officer of the Company on the terms and conditions set forth herein;

         NOW, THEREFORE, the parties hereto agree as follows.

         1. Resignation. Effective November 1, 1996, Johnson hereby resigns from each and every office and employment position with the Company with the limited exception that beginning November 1, 1996 and continuing for the next seventeen
(17) months thereafter, Johnson shall serve as an employee of the Company solely for the purpose of coordinating the consulting work to be provided to the Company by Intertrade Associates Corp. as provided for in Section 3 hereof. The compensation to be paid to Johnson for his services in coordinating such activity shall be $1000 per month payable in accordance with the Company's normal payroll schedule. At the end of such seventeen (17) month period Johnson's employment shall terminate and no additional compensation or benefits will be payable to Johnson with respect to his status as an employee of the Company, except as specifically provided for herein. During this seventeen (17) month term, the Company shall provide Johnson with the same health benefits provided to officers of the Company from time to time. Upon expiration of such seventeen (17) month term, Johnson shall be eligible for COBRA benefits from the Company. As promptly as practicable, Johnson shall return to the Company all documents, financial statements and other financial data, product information, trade secrets, customer lists and other materials, records or information relating to the Company and its business, whether in documentary form or stored in computer readable discs or similar electronic storage devices ("Company Information").

         2. Temporary Appointment. The Company agrees to cause Johnson to be appointed as of November 1, 1996, to the position of Chairman of the Board of Directors of the Company until the next annual meeting of the Company's shareholders. In such position Johnson will have no operating responsibilities nor any authority over the officers, employees or directors of the Company and his sole function as Chairman will be to preside over meetings of the Board of Directors. Johnson shall receive the same amount and type of compensation as non-employee Directors of the Company, including payment of meeting fees and discretionary awards of stock options. Johnson will have voice mail at the Company and use of limited secretarial services but shall have no office or desk at the Company's premises.


     3. Consulting Services.

                  (a) The Company shall retain Johnson's consulting firm, Intertrade Associates Corp., a Minnesota company ("Intertrade") to perform certain consulting services for the Company for a period of seventeen (17) months, commencing November 1, 1996. The following monthly fees shall be payable to Intertrade upon satisfactory performance of such services subject to adjustment as provided in paragraph 3(b) below:

                  Month 1 through Month 3            $ 9000 per month
                  Month 4 through Month 6            $ 7000 per month
                  Month 7 through Month 9            $ 5000 per month
                  Month 10 through Month 17          $ 3000 per month

         Payments shall be made monthly against invoice from Intertrade upon approval by the Company's CEO or CFO.

                  (b) The amounts payable by the Company in connection with the consulting services referred to in Paragraph 3(a) shall be reduced by fifty percent (50%) of the amount of "Net Revenues" (as hereinafter defined) which are earned by Johnson or Intertrade during the seventeen
         (17) month term of the consulting arrangement. Johnson shall submit a monthly statement of Net Revenues showing the details of the calculation of the Net Revenues and described herein. Fifty percent (50%) of the Net Revenues will be deducted from the final payments due Johnson under Paragraph 3(a); provided that if such final payments are not sufficient to reimburse the Company for such 50% of Net Revenues, Johnson shall personally reimburse the Company for the shortfall. For the purposes of this Agreement, the term "Net Revenues" shall mean:

                  (i) salary paid to Mr. Johnson by businesses other than the Company;

                  (ii) the gross revenues of Intertrade other than the consulting payments paid pursuant to Paragraph 3(a) and less the amount of all expenses incurred by Intertrade in earning such revenues, except compensation or benefits (including but not limited to reimbursement of expenses) to Johnson or any relative of Johnson; and

                  (iii) the net income calculated in accordance with the previous subparagraph for any new company of which Johnson is at least a fifty percent (50%) owner but specifically excluding Amcom, Inc. and Z.H. Computer, Inc.

                  (c) The Company shall pay Intertrade a bonus of $5,000 upon delivery to the Company of each of the following three products provided such product is satisfactory in the sole discretion of the
         Company: Lo Cost Camera, Portable Camera, USB Camera. For purposes of this paragraph, "delivery" shall be defined as the first shipment of each such product to a final customer for payment by such customer.

                  (d) The Company shall permanently transfer to Intertrade at no cost the computer used by Johnson while an employee of the Company. Johnson shall provide the Company with a disc of Company data and files stored on such computer. The Company will transfer to Intertrade, where possible at minimal cost to the Company, any software licenses needed to operate any software currently loaded on to such computer.

         4. Continuing Assistance. For the next seventeen (17) months, Johnson agrees to assist the Company at no cost other than reimbursement for direct out-of-pocket expenses incurred by Johnson, in connection with any matters (including but not limited to any litigation, governmental investigations or inquiries) currently underway or which may arise in the future and which relate to actions which occurred during his tenure as an officer or employee of the Company. Johnson agrees to assist the Company in connection with the preparation of disclosure documents and periodic reports by the Company under federal or state securities laws or regulations, NASD or stock exchange rules or other similar requirements. Such assistance shall include prompt completion and return of Director and Officer Questionnaires relating to his tenure as an officer or employee of the Company.

         5. Confidentiality. Johnson agrees that he shall forever hold as confidential and not disclose to any person any Company Information or any trade secrets, proprietary, financial, competitive or technical information regarding the Company, its business, products or customers of which he has knowledge, except as may be required by law.

         6. Noncompetition. Johnson shall not, and Johnson shall cause Intertrade and any other corporation or entity which is controlled by Johnson not to, (i) engage in any business, (ii) own or control any interest in or control any business or entity, or (iii) be employed by any business or entity, whether as an officer, director, employee, consultant or independent contractor, which competes with the business of the Company anywhere in the United States for a period of seventeen (17) months from the date of this Agreement.

         7. Future Development Activities. For a period of seventeen (17) months from the date of this Agreement, in the event that Johnson, Intertrade or any other entity controlled by Johnson shall create or develop any technology, technique, product or device which may be useful or of interest to the Company in connection with the business, technologies, techniques or products of the Company (a "Development"), Johnson shall offer, or shall cause Intertrade or such other entity to offer, to the Company the exclusive right of first refusal to purchase, license or otherwise acquire or utilize such Development on commercially reasonable terms which reflect both the anticipated costs and benefits associated with pursuing such Development. Johnson shall provide written notice to the Company of such Development and the terms of his offer of all development rights to such Development and the compensation to be paid to Johnson as a result thereof. The Company shall have the option for a period of thirty 30 days to accept such offer in writing. In the event that the Company determines to accept such offer, such Development shall be sold, licensed or otherwise transferred by Johnson to the Company pursuant to such terms. In the event that the Company declines to match such offer, Johnson will abandon the Development and will not sell, license, or otherwise transfer all or any portion of such Development to any other person or entity.

         8. Termination of Prior Agreement; Mutual Releases. Each of the Company and Johnson hereby acknowledge and agree that this Agreement shall supersede the Employment Agreement dated February 1, 1994 between the Company and Johnson and that such Employment Agreement is hereby terminated and of no further force or effect. Each of the Company and Johnson hereby forever releases the other from and waives any claims of any kind which either may have against the other arising from or in connection with Johnson's employment by the Company except as provided in Sections 5, 6 and 7.

         9. Public Announcement. Any public announcement of the termination of Johnson's termination of employment with the Company shall be subject to the prior approval of each of the Company and Johnson, which approval shall not be unreasonably withheld.

         10. Miscellaneous.

                  (a) Notices. All notices permitted or required to be given hereunder shall be in writing and shall be deemed given if delivered personally or by overnight courier service or five (5) days after having been mailed by certified mail, return receipt requested and postage prepaid, to the parties at the following addresses (or at such other address for a party as may be specified by like notice):

                           (i)      If to the Company:

                                    Videolabs, Inc.
                                    10925 Bren Road East
                                    Minneapolis, Minnesota 55343

                           (ii)     If to Johnson:

                                    Mr. Ward Johnson
                                    4507 Mooreland Avenue South
                                    Edina, Minnesota 55425

                  (b) Assignment. Neither party shall assign its rights under this Agreement without the prior written consent of the other party. The respective rights and obligations of the parties set forth in this Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

                  (c) Expenses. Each party shall bear its respective costs and expenses incurred in connection with the preparation of this Agreement.

                  (d) Severability. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not affect or impair the validity or enforceability of the remaining provisions of this Agreement.

                  (e) Waiver. Any waiver of a provision of this Agreement must be in writing signed by the party waiving its rights and shall apply only in the specific instance and for the specific purpose given. The giving of a waiver in one instance or for one purpose shall not create any implied obligation to give a waiver in another instance or for another purpose.

                  (f) No Third Party Obligations. Nothing expressed or implied in this Agreement is intended to confer upon any person(s) or legal entity other than Johnson and the Company, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason hereof.

                  (g) Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements and understandings, both written and unwritten, with respect to the subject matter hereof. This Agreement may not be amended except in a writing duly executed by Johnson and the Company.

                  (h) Governing Law. This Agreement shall be governed by and construed and enforced in accordance with, the laws of the State of Minnesota.

                  (i) Headings. Titles to sections hereof are for information purposes only.

                  (j) Remedies. In the event of the violation or the threatened violation by Johnson of any of the covenants contained in this Agreement, the Company shall have (i) the right and remedy to specifically enforce the provision of Paragraphs 5, 6 and 7 of this Agreement, it being acknowledged that any such violation or threatened violation will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company, and (ii) any and all damages available and to which it is entitled by law.

                  (k) Construction of Agreement. This Agreement is the product of negotiations between Johnson and the Company, Johnson acknowledges that he was afforded the opportunity to consult with legal counsel, and no provision shall be construed for or against either party by reason of ambiguity in language.

                  (l) ADEA/MHRA Waiver. Johnson may rescind and revoke this Agreement for any reason within fifteen (15) calendar days after signing it. To be effective, the rescission or revocation must be in writing and hand delivered or mailed to the Company's legal counsel, James B. Lockhart, Popham, Haik, Schnobrich & Kaufman, Ltd., 222 South Ninth Street, Minneapolis, Minnesota 55402, within the 15-day period. If mailed, the rescission or revocation must be postmarked within the 15-day period, properly addressed as set forth in the preceding sentence, and sent by Certified Mail, Return Receipt Requested. If delivered by hand, it must be given to James B. Lockhart within the 15-day period.

         IN WITNESS WHEREOF, the parties have set their hand and seal through their duly authorized representatives on the date first above written.


                                    VIDEOLABS, INC.




                                    By   /s/
                                         ------------------------
                                         James W. Hansen
                                         Its President






                                         /s/
                                         ------------------------
                                         WARD JOHNSON